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                                                                    Exhibit 99.1
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          PINNACLE ENTERTAINMENT ANNOUNCES AGREEMENT IN PRINCIPLE TO
                          SETTLE STOCKHOLDER LAWSUIT

           COMPANY ALSO ANNOUNCES INTENTION TO ADJOURN ANNUAL MEETING

     GLENDALE, Calif., Sept. 15 /PRNewswire/ - Pinnacle Entertainment, Inc. (NYSE: PNK; formerly Hollywood Park, Inc.) announced that it has reached an agreement in principle with respect to settlement of the pending purported class action lawsuit against Pinnacle Entertainment and its directors relating to the proposed merger in which Pinnacle Entertainment would be acquired by PH Casino Resorts, Inc., a subsidiary of Harveys Casino Resorts (an affiliate of Colony Capital LLC).

     The settlement is subject to the execution of a definitive settlement agreement and court approval of that agreement. The defendants' agreements to the tentative settlement does not constitute, and should not be construed as, an admission that the defendants have any liability to or acted wrongfully in any way with respect to the plaintiff or any other person.

     Pursuant to the proposed settlement, certain provisions of the merger agreement have been amended. PH Casino Resorts has consented to such amendments. The amendments provide for (1) extension of the deadline for the opening of the Belterra Casino Resort from September 15, 2000 to November 15, 2000; and (2) a $10 million increase in the permitted $207 million budget for completing the Belterra Casino Resort. These amendments are intended primarily to accommodate the additional time and expenses necessary to complete the Belterra Casino Resort in light of the accident on July 31, 2000 involving Pinnacle Entertainment's Miss Belterra riverboat casino. Pinnacle Entertainment currently anticipates that repairs to the riverboat will be completed in October 2000 and that the Belterra Casino Resort will open on October 23, 2000.

     Other amendments implemented in connection with the tentative settlement include (3) a reduction in the amount of the termination fee which Pinnacle Entertainment is obligated to pay under certain circumstances from $25 million to $20 million; (4) extensions of the deadlines set forth in the merger agreement for approval of the proposed merger by Pinnacle Entertainment's stockholders to October 13, 2000 and for the closing of the sale of Pinnacle Entertainment's 97 acres of surplus land in Inglewood, California (in which event stockholders may be entitled to receive up to an additional $1.00 per share in the proposed merger) from December 31, 2001 to March 1, 2002; (5) addition of a provision permitting Pinnacle Acquisition Corporation (a subsidiary of PH Casino Resorts), at its option, to extend the outside closing date of the proposed merger to March 16, 2001 (in which event the two-month and six-month extensions of such outside closing date for regulatory approvals run from such date); and (6) elimination of the requirement that the surviving entity in the merger obtain a letter of credit to secure its obligation to pay the contingent payment of up to $1.00 per share in connection with the sale of the Inglewood land. Pursuant to the proposed settlement agreement, PH Casino Resorts has agreed that the merger consideration payable to Pinnacle Entertainment stockholders would not be reduced as a result of the Belterra riverboat accident.

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     In addition to amending the Merger Agreement, Pinnacle Entertainment also agreed in the settlement to pay an aggregate of $1,850,000, plus interest accruing from the date of agreement in principle, as attorney's fees and costs to the plaintiff's counsel, subject to court approval.

     Pinnacle Entertainment intends to mail to stockholders within the next several days a supplement to its proxy statement describing the amendments to the merger agreement. The annual meeting will be convened as scheduled on September 19, 2000 at 9:00 a.m. local time at the Hilton Hotel, 100 West Glenoaks Boulevard, Glendale, California. However, in order to give stockholders an opportunity to evaluate the amendments, the only action that will be taken at such meeting will be to adjourn the meeting until October 10, 2000, on which date the annual meeting will reconvene at the Hilton Hotel, 100 West Glenoaks Boulevard, Glendale, California at 9:30 a.m. local time. The record date for the annual meeting, the reconvened annual meeting on October 10, 2000 and any further adjournments or postponements remains the close of business on August 8, 2000. As of September 15, 2000, proxies representing approximately 64% of the outstanding shares of Pinnacle Entertainment's common stock had been voted in favor of the proposed merger.

     Pinnacle Entertainment is a diversified gaming company that owns and operates six casinos (three with hotels) in Nevada, Mississippi, Louisiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The company is constructing the Belterra Casino Resort, a major hotel/casino complex in Southern Indiana, approximately 35 miles southwest of Cincinnati.

     Except for historical information, the matters addressed in this press release may constitute "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and, accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of the Company. Pinnacle Entertainment cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to (a) the completion of the sale of Pinnacle Entertainment to PH Casino Resorts, Inc., a subsidiary of Harveys Casino Resorts, (b) the completion of various asset dispositions, (c) the completion (on time and on budget) and successful operation of the Company's planned expansion and development projects, including the Belterra Casino Resort, (d) approval of the settlement agreement by the court and (e) other risks as detailed from time to time in Pinnacle Entertainment's filings with the Securities and Exchange Commission ("SEC").
For more information on the potential factors that could affect the Company's financial results, review the Company's filings with the SEC, including the Company's Annual Report on Form 10-K and the Company's other filings with the SEC.

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